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                                                                     EXHIBIT 3.1

                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                                 GREY WOLF, INC.


                                    ARTICLE 1
                                      NAME

         The name of the corporation is Grey Wolf, Inc. (the "Corporation").

                                    ARTICLE 2
                                    DURATION

         The period of the Corporation's duration is perpetual.

                                    ARTICLE 3
                                     PURPOSE

         The purpose for which the Corporation is organized is to engage in any lawful business for which corporations may be organized under the laws of the State of Texas.

                                    ARTICLE 4
                            AUTHORIZED CAPITAL STOCK

         The Corporation shall have the authority to issue an aggregate of 301,000,000 shares, consisting of 1,000,000 shares of Preferred Stock, par value $1.00 per share ("Preferred Stock") and 300,000,000 shares of Common Stock, par value $0.10 per share ("Common Stock").

         The following is a statement of the voting powers, designations, preferences, and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, of the classes of stock of the Corporation and of the authority with respect thereto expressly vested in the Board of Directors of the Corporation.

A.       PREFERRED STOCK

                  (a) The Preferred Stock may be issued from time to time in one or more series and in such amounts as may be determined by the Board of Directors. The voting powers, designations, preferences and relative, participating, optional or other special rights, if any, or the qualifications, limitations or restrictions thereof, if any, of the Preferred Stock of each series shall be such as are fixed by the Board of Directors, authority so to do being hereby expressly granted, and as are stated and expressed in a resolution or resolutions adopted by

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         the Board of Directors providing for the issue of such series of
         Preferred Stock (herein called "Directors' Resolution"). The Directors' Resolution as to any series shall (i) designate the series, (ii) fix the dividend rate, if any, of such series, the payment dates for dividends on shares of such series and the date or dates, or the method of determining the date or dates, if any, from which dividends on shares of such series shall be cumulative, (iii) fix the amount or amounts payable on shares of such series upon voluntary or involuntary liquidation, dissolution or winding up and (iv) state the price or prices or rate or rates, and adjustments, if any, at which, the time or times, and the terms and conditions on which, the shares of such series may be redeemed at the option of the Corporation; and such Directors' Resolution may (i) limit the number of shares of such series that may be issued, (ii) provide for a sinking fund for the purchase or redemption of shares of such series and determine the terms and conditions governing the operations of any such fund, (iii) grant voting rights to the holders of shares of such series, (iv) impose conditions or restrictions upon the creation of indebtedness of the Corporation or upon the issuance of additional Preferred Stock or other capital stock ranking on a parity therewith, or prior thereto, with respect to dividends or distribution of assets upon liquidation, (v) impose conditions or restrictions upon the payment of dividends upon, or the making of other distributions to, or the acquisition of, shares ranking junior to the Preferred Stock or to any series thereof with respect to dividends or distributions of assets upon liquidation, (vi) state the price or prices or the rate or rates of exchange and other terms, conditions and adjustments upon which shares of any such series may be made convertible into, or exchangeable for shares of any other class or classes or of any other series of Preferred Stock or any other class or classes of stock and (vii) grant such other special rights and impose such qualifications, limitations or restrictions thereon as shall be fixed by the Board of Directors.

                  (b) Except as by law expressly provided, or except as may be provided in any Directors' Resolution, the Preferred Stock shall have no right or power to vote on any question or in any proceeding or to be represented at, or to receive notice of, any meeting of shareholders.

                  (c) Preferred Stock redeemed, purchased or retired by the Corporation assumes the status of authorized but unissued Preferred Stock and may thereafter, subject to the provisions of any Directors' Resolution providing for the issue of any particular series of Preferred Stock, be reissued in the same manner as authorized but unissued Preferred Stock.

B.       COMMON STOCK

                  (a) The Common Stock is junior to the Preferred Stock and is subject to all the powers, rights, privileges, preferences and priorities of the Preferred Stock as herein set forth and as may be stated in any Directors' Resolution or Resolutions.

                  (b) Subject to all rights of the Preferred Stock, dividends may be paid on the Common Stock as and when declared by the Board of Directors of the Corporation out of any funds of the Corporation legally available for the payment thereof.

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                  (c) After payment shall have been made in full to the holders of the Preferred Stock in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, the remaining assets and funds of the Corporation shall be distributed to the holders of Common Stock according to their respective shares.

                  (d) Except as otherwise provided by law and subject to the voting rights conferred on the Preferred Stock or any series thereof by any Directors' Resolution, the holders of shares of Common Stock shall possess exclusive voting rights for the election of directors and for all other purposes, each holder of Common Stock on the date fixed for determining the shareholders entitled to vote being entitled to one vote for each share of Common Stock held of record by such holder.

C.       CONVERTIBLE REDEEMABLE PREFERRED STOCK

         I. Designation. This series of Preferred Stock shall consist of 200,000 shares and is designated and shall be issued as "Convertible Redeemable Preferred Stock" (the "Series A Preferred")

         II.  Redemption.

         A.       Mandatory Redemption.

                  1. Quarterly Redemption. Commencing with the date which is the 75th day after the end of the first full fiscal quarter of the Company after the issuance of the Series A Preferred (and on the 75th day after the end of each fiscal quarter of the Company thereafter) and ending on the date which is the 75th day after the end of the tenth full fiscal quarter of the Company, the Company shall redeem in cash at the Redemption Price the number of Series A
                           Preferred shares determined by dividing (x) by (y), where (x) is equal to 50% of the Available Cumulative Venezuelan Net Cash Flow for such fiscal quarter, and where (y) is the Redemption Price; provided, that in no event shall the amount of shares of Series A Preferred redeemed pursuant to this II.A.1 exceed the amount of the Unredeemed Shares).

                  2. Put Right. The Company shall redeem the number of shares of Series A Preferred specified in a written notice given by the holder thereof, provided that such notice is given during the period commencing on the date which is five years after the original issuance of the Series A Preferred and ending ten days thereafter.


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         B.       Optional Redemption.

                  1. General. Subject to III.A.2 below, the Company, at the option of the Board of Directors, may, at any time, redeem up to 50% of the Series A Preferred or, with the consent of the holders of the Series A Preferred up to 100% of the Series A Preferred, outstanding by paying in cash therefor the sum of the Redemption Price per share.

                  2. Upon Election to Convert. If a holder of Series A Preferred has given written notice pursuant to III.A hereof of its election to convert all or a portion of such Series A Preferred into Common Stock, the Company, at the option of the Board of Directors, may redeem up to 50% of the Series A Preferred outstanding by paying in cash therefor the sum of the Redemption Price.

         C. Notice of Redemption. Notice of each redemption of Series A Preferred pursuant to II.A or II.B above, specifying the date and place of redemption and the number of shares and the certificate numbers thereof which are to be redeemed, shall be mailed to each holder of record of shares to be redeemed at its address as shown by the records of the Company not more than 60 days nor less than 20 days prior to the date on which such redemption is to be made (and, in the instance of a redemption pursuant to II.B.2, within ten days after receipt by the Company of written notice of a holder of Series A Preferred of its election to convert). Should only a part of the outstanding Series A Preferred be redeemed, such redemption shall be affected pro rata. On or after the date fixed for redemption, each holder of shares called for redemption shall, subject to III.A.2 below, surrender its certificate for such shares to the Company at the place designated in the redemption notice and shall thereupon be entitled to receive payment of the redemptive price. Should less than all of the shares represented by any surrendered certificate be redeemed, a new certificate for the unredeemed shares shall be issued. If the redemption notice is duly given and if sufficient funds are available therefor on the date fixed for redemption, then, whether or not the certificates evidencing the shares to be redeemed are surrendered, all right with respect to such shares shall terminate on the date fixed for redemption, except for the right of the holders to receive the redemptive price, without interest, on surrender of their certificates therefor. If, on or prior to any date fixed for redemption of the Series A Preferred, the Company deposits with any bank or trust company in the United States duly appointed and acting as transfer agent for the Company, as a trust fund, a sum sufficient to redeem, on the date fixed for redemption, the shares called for redemption, with irrevocable instructions and authority to the bank or trust company to publish the notice of redemption, or to complete such publication if already commenced, and to pay, on and after the date fixed for redemption or prior to such date, the

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                  redemptive price of the shares to their respective holders on surrender of their share certificates, then from and after the date of the deposit, even though such date may be prior to the date fixed for redemption, the shares so called shall be deemed to be redeemed. The deposit shall be deemed to constitute full payment of the shares to their holders and from and after the date of the deposit the shares shall be deemed to be no longer outstanding, and the holders of the shares shall cease to be shareholders with respect to such shares and shall have no rights with respect to such shares, except the right to receive from the bank or trust company payment of the redemption price of the shares, without interest, on surrender of the certificates, or the right to convert such shares to Common Stock as provided in III.A.2 below. Any money so deposited on account of the redemptive price of Series A Preferred converted after the making of the deposit shall be repaid immediately to the Company on the conversion of such shares. All shares of the Series A Preferred redeemed by the Company shall be cancelled and none of such shares shall thereafter be reissued.

III.     Conversion.

         A.       Conversion Rights and Rate.

                  1. General. At any time after the expiration of the period commencing on the date of which the Series A Preferred is originally issued and ending 12 months thereafter, the holder of any Series A Preferred shall, at its option on delivery to the Company of its written notice electing to convert all or, with the consent of the Company, a portion of such shares into shares of Common Stock and therein stating the name or names in which he wishes the certificate of certificates for the Common Stock to be issued and the address and social security or tax identification number for such person, and on surrender at the office of the Company or office of the transfer agent for such shares of the certificate or certificates for such shares of Series A Preferred, duly endorsed to the Company, be entitled to convert its shares of Series A Preferred into fully paid and nonassessable shares of Common Stock, at the rate of eight shares of Common Stock for each share of Series A Preferred so surrendered for conversion.

                  2. Upon Optional Election to Redeem. If the Company gives a notice of redemption pursuant to II.B.1 above, the recipient of such notice shall have the right, exercisable within 10 days after receipt of such redemption notice, to give written notice to the Company of its election to convert up to 50% of the Series A Preferred outstanding held by such recipient into shares of Common Stock, which notice shall therein state the name or names in which it wishes the certificate

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                           or certificates for the Common Stock to be issued and
                           the address and social security or tax identification number for such person. On surrender at the office of the Company or office of the transfer agent for such shares of the certificate or certificates for such shares of Series A Preferred, duly endorsed to the Company, the holder shall be entitled to convert its shares of Series A Preferred into fully paid and non-assessable shares of Common Stock, at the rate of eight shares of Common Stock for each share of Series A Preferred so surrendered for conversion. Notwithstanding the foregoing, or anything else herein to the contrary, the conversion rights described in this III.A.2 shall be null and void during the period of time in which an Indemnification Claim is outstanding.

                  3. Effective Date of Conversion. A conversion affected pursuant hereto shall be deemed to have been made as of the date the shares of Series A Preferred are surrendered for conversion, and the person or persons entitled to receive the shares of Common Stock issuable on such conversion shall be deemed to be record holder or holders of such shares of Common Stock from and after such date.

         B. Adjustment of Conversion Rate. The number of shares of Common Stock to which shares of Series A Preferred may be converted shall be subject to adjustment from time to time as follows:

                  1. Recapitalization. On any recapitalization of the Company through the subdivision or combination of its outstanding shares of Common Stock into a greater or smaller number of shares, the number of shares of Common Stock into which the shares of Series A Preferred may be converted shall be increased or reduced in the same proportion.

                  2. Dividends or Distributions Payable With Common Stock. If the Company takes a record of the holders of its shares of Common Stock for the purpose of entitling them to receive a dividend or other distribution payable in shares of Common Stock, or in securities convertible into or exchangeable for shares of Common Stock, the maximum number of shares of Common Stock issuable in payment of such dividend or distribution, or on conversion of or in exchange for the securities convertible into or exchangeable for shares of Common Stock, shall be deemed to have been issued and to be outstanding as of such record date, and the number of shares of Common Stock into which the shares of Series A Preferred may be converted shall be increased in proportion to the increase of the number of outstanding shares of Common Stock resulting therefrom.


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                  3.       Reorganization.  On any capital reorganization,
                           reclassification of the capital stock, consolidation, merger, or sale or conveyance of all or substantially all of the assets of the Company to another corporation or other entity, each share of Series A Preferred shall be convertible into the same kind and amounts of securities, including shares or other assets, or both, to which the number of shares of Common Stock of the Company which would have been deliverable on conversion of such shares of Series
                           A Preferred immediately prior to such reorganization, reclassification, consolidation, merger, sale or conveyance would have been entitled. Appropriate adjustments, as determined by the Board of Directors of the Company, shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of holders of the Series A Preferred so that such provisions, including the provisions with respect to changes in, and other adjustments of, the conversion rate, shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other assets thereafter deliverable on conversion of the Series A Preferred.

         C. Statement of Adjusted Amount. Whenever the amount of shares of Common Stock deliverable on the conversion of Series A Preferred shall be adjusted pursuant to the provisions hereof, the Company shall maintain at its office and file with the transfer agent or agents for the Series A Preferred and for the shares of Common Stock, a statement signed by the President or a Vice President of the Company and by its Treasurer or an Assistant Treasurer, stating the adjusted amount of the shares of Common Stock, calculated to the nearest 1/100 share, and setting forth in reasonable detail the method of calculation and the facts requiring such adjustment and on which the calculation is based. Each adjustment shall remain in effect until a subsequent adjustment hereunder is required.

         D. Reservation of Shares of Common Stock. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purposes of effecting conversion of its shares of Series A Preferred a full number of shares of Common Stock deliverable on conversion of all shares of Series A Preferred from time to time outstanding.

         E. Fractional Shares. No fractional shares shall be issued upon conversion of any Series A Preferred, and the number of shares of Common Stock to be issued upon such conversion shall be only the whole shares resulting from application of the then applicable conversion rate. The Company shall remit to the holder of Series A Preferred converted the fair market value on the conversion date of the fractional shares not issued.

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          IV.  Voting Rights. Except as otherwise required by law and the
               Articles, the holders of the Series A Preferred shall have no right to vote on any matter to be voted on by the stockholders of the Company.

          V. Liquidation. On any voluntary or involuntary liquidation, dissolution or winding up of the Company, each holder of the Series A Preferred shall be entitled to receive an amount equal to the product of (x) and (y) where (x) is the number of Unredeemed Shares owned by such holder and where (y) is the Redemption Price, before any payment to the holders of the Common Stock. A consolidation or merger of the Company with or into any other corporation or other entity, or a sale of all or substantially all of the assets of the Company shall not be deemed a liquidation, dissolution or winding up of the Company within the meaning of this Paragraph.

          VI. Certain Definitions. As used herein, the following terms shall have the respective meanings assigned to them below:

               "Acquisition Agreement" shall mean that certain Acquisition Agreement dated as of September 1994, among (i) DI Industries, Inc., (ii) An-Son Drilling Co. of Columbia S.A., (iii) Perforaciones Andinas S.A., and (iv) P.A.P. Tratamiento Y Perforaciones De Pozos S.A.

               "Available Cumulative Venezuelan Net Cash Flow" for any fiscal quarter shall mean (a) the net income of the Company for the period commencing on September 1, 1994 and ending on the last day of such fiscal quarter attributable to the Contract Drilling Operations calculated in accordance with GAAP plus, the Company's expenses attributable to the Contract Drilling Operations for such period that were taken into account in determining such net income but which did not involve the current expenditure of funds (e.g., depreciation), plus up to $300,000 of the Company's exchange losses attributable to the Contract Drilling Operations for such period that were taken into account in determining such net income, minus the Company's capital expenditures for such period attributable to the Contract Drilling Operations, minus all revenues of the Company attributable to the Contract Drilling Operations for such period that were taken into account in determining such net income which did not involve the current receipt of cash minus (b) the sum of all amounts theretofore paid to redeem any shares of the Series A Preferred.

               "Buyer" shall have the meaning assigned to it in the Acquisition Agreement.

               "Contract Drilling Operations" shall mean the operations of P.A.P. Tratamiento Y Perforaciones De Pozos S.A. in existence on September 1, 1994.

               "GAAP" shall mean generally accepted accounting principles as in effect from time to time in the United States of America.


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               "Indemnification Claim" shall mean a claim made by the Buyer pursuant to the Acquisition Agreement for matters for which Buyer is entitled to be indemnified under Section 10.1 of the Acquisition Agreement.

               "Redemption Price" shall mean $10.00 per share; provided, however, that if an Indemnification Claim is made and outstanding, the Redemption Price for such number of outstanding shares of Series A Preferred shall be reduced to $0.01 per share as shall be necessary so that the amount of reduction of the Redemption Price is equal to the Indemnification Claim. For purposes of the foregoing, an Indemnification Claim shall be deemed satisfied at that point in time when either (a) the Company has received a cash payment or payments pursuant to the Acquisition Agreement in the amount of such Indemnification Claim, (b) the Company has redeemed Series A Preferred in an amount such that the difference (a "Redemption Difference") between what the holder of such Series A Preferred would have received upon redemption at the original Redemption Price (i.e., $10 per share) and the amount the holder of such Series A Preferred actually receives upon redemption at the reduced Redemption Price (i.e., $0.01 per share) is equal to the amount of such Indemnification Claim, (c) upon voluntary or involuntary liquidation, dissolution or winding up of the Company, the difference (a "Liquidation Difference") between what the holder of such Series A Preferred would have received upon redemption at the original Redemption Price (i.e., $10 per share) and the amount the holder of such Series A Preferred actually receives upon such liquidation, dissolution or winding up at the reduced Redemption Price (i.e., $0.01 per share) is equal to the amount of such Indemnification Claim, or (d) cash payments as contemplated under clause (a) above, Redemption Differences as contemplated under clause (b) above and/or Liquidation Differences as contemplated under clause (c) above equal the amount of such Indemnification Claim.

               "Unredeemed Shares" shall mean the shares of Series A Preferred issued and outstanding that have not otherwise been previously redeemed or converted into shares of Common Stock.

D.   SERIES B JUNIOR PARTICIPATING PREFERRED STOCK

               Section 1. Designation and Amount. The shares of this series shall be designated as "Series B Junior Participating Preferred Stock" (the "Series B Preferred Stock") and the number of shares constituting the Series B Preferred Stock shall be two hundred fifty thousand (250,000). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series B Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series B Preferred Stock.


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         Section 2. Dividends and Distributions.

                  (A) Subject to the rights of the holders of any shares of any series of Preferred Stock (or any other stock) ranking prior and superior to the Series B Preferred Stock with respect to dividends, the holders of shares of Series B Preferred Stock, in preference to the holders of Common Stock, par value $.10 per share (the "Common Stock"), of the Corporation, and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series B Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1 or (b) subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series B Preferred Stock. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series B Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                  (B) The Corporation shall declare a dividend or distribution on the Series B Preferred Stock as provided in paragraph (A) of this
         Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1 per share on the Series B Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

                  (C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series B Preferred Stock from the Quarterly Dividend Payment Date next

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         preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly
         Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series B Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series B Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series B Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

         Section 3. Voting Rights. The holders of shares of Series B Preferred Stock shall have the following voting rights:

                  (A) Each share of Series B Preferred Stock shall entitle the holder thereof to one thousand votes on all matters submitted to a vote of the shareholders of the Corporation.

                  (B) Except as otherwise provided herein, in any other Certificate of Designations creating a series of Preferred Stock or any similar stock, in the Certificate of Incorporation of the Corporation or by law, the holders of shares of Series B Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

                  (C) Except as set forth herein, or as otherwise provided by law, holders of Series B Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

         Section 4.   Certain Restrictions.

                  (A) Whenever quarterly dividends or other dividends or distributions payable on the Series B Preferred Stock as provided in
         Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series B Preferred Stock outstanding shall have been paid in full, the Corporation shall not:


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                           (i) declare or pay dividends, or make any other
                  distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding
                  up) to the Series B Preferred Stock;

                           (ii) declare or pay dividends, or make any other
                  distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Preferred Stock, except dividends paid ratably on the Series B Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                           (iii) redeem or purchase or otherwise acquire for
                  consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (as to dividends and upon dissolution, liquidation or winding up) to the Series B Preferred Stock; or

                           (iv) redeem or purchase or otherwise acquire for
                  consideration any shares of Series B Preferred Stock, or any shares of stock ranking on a parity with the Series B Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

                  (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

         Section 5. Reacquired Shares. Any shares of Series B Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation, or in any other Certificate of Designations creating a series of Preferred Stock or any similar stock or as otherwise required by law.

         Section 6. Liquidation Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders

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of shares of stock ranking junior (upon liquidation, dissolution or winding up)
to the Series B Preferred Stock unless, prior thereto, the holders of shares of Series B Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series B Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (2) to the holders of shares of stock ranking on a parity (upon liquidation, dissolution or winding up) with the Series B Preferred Stock, except distributions made ratably on the Series B Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series B Preferred Stock were entitled immediately prior to such event under the proviso in clause
(1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         Section 7. Consolidation, Merger, Etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series B Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series B Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         Section 8. No Redemption. The shares of Series B Preferred Stock shall not be redeemable.


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



         Section 9. Rank. The Series B Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all other series of Preferred Stock.

         Section 10. Amendment. The Certificate of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series B Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series B Preferred Stock, voting together as a single class.

                                   ARTICLE 5
                  INITIAL CONSIDERATION FOR ISSUANCE OF SHARES

         The Corporation will not commence business until it has received for the issuance of its shares consideration of the value of One Thousand Dollars ($1,000.00), consisting of money, labor done or property actually received.

                                    ARTICLE 6
                              NO PREEMPTIVE RIGHTS

         No shareholder shall be entitled as a matter of right to subscribe for, purchase or receive additional unissued or treasury shares of any class of the Corporation, whether now or later authorized, or any bonds, debentures, warrants, options or other securities convertible into or entitling the holder to purchase shares. Such additional shares, bonds, debentures, warrants, options or other securities convertible into or entitling the holder to purchase shares may be issued or disposed of as the Board of Directors in its absolute discretion deems advisable.

                                    ARTICLE 7
                              NO CUMULATIVE VOTING

         At each election for directors of the Corporation, every shareholder entitled to vote at such election shall have the right to vote, in person or by proxy, only the number of shares owned by him for as many persons as there are directors to be elected, and no shareholder shall have the right or be permitted to cumulate his votes on any basis, any and all rights of cumulative voting being hereby expressly denied.

                                    ARTICLE 8
                           REGISTERED OFFICE AND AGENT

         The address of the registered office of the Corporation is 10370 Richmond Avenue, Suite 600, Houston, Texas 77042-4136 and the name of its registered agent at such office is David W. Wehlmann.


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



                                    ARTICLE 9
                           INITIAL BOARD OF DIRECTORS

         The number of directors constituting the initial Board of Directors is one (1), and the name and address of the person who is to serve as director until the first annual meeting of shareholders or until his successor is elected and qualified is:

                  NAME                      ADDRESS
                  ----                      -------
                  Max Dillard               5629 FM 1960 W.
                                            Suite 202
                                            Houston, Texas 77069

         The Bylaws of the Corporation shall provide for the number, classification and election of directors and other matters pertaining to the Board of Directors.

                                   ARTICLE 10
                             LIMITATION OF LIABILITY

         No director of the Corporation shall be liable to the Corporation or to its shareholders for monetary damages for an act or omission in the director's capacity as a director, provided, however, that this Article shall not eliminate or limit the liability of a director to the extent the director is found liable for:

         (i) a breach of the director's duty of loyalty to the Corporation or its shareholders;

         (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the Corporation or an act or omission that involves intentional misconduct or a knowing violation of the law;

         (iii) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or

         (iv) an act or omission for which the liability of a director is expressly provided by an applicable statute.

         If the Texas Miscellaneous Corporation Laws Act or any other applicable law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by such laws, as so amended. No amendment to or repeal of this Article will apply to, or have any effect on, the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of the director occurring prior to such amendment or repeal.

                                   ARTICLE 11
                                SPECIAL MEETINGS

         Special meetings of the shareholders may be called only by the Chairman of the Board, the Vice Chairman of the Board, the Chief Executive Officer, the President, the Board of Directors by

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


the written order of a majority of the entire Board of Directors or by the holders of at least fifty percent of all the shares entitled to vote at the proposed special meeting.

                                   ARTICLE 12
                                     BYLAWS

         The Board of Directors is expressly and exclusively authorized to adopt, amend or repeal the Bylaws, or adopt new bylaws, without any action on the part of the shareholders, and the shareholders of the Corporation may not adopt, amend or repeal the Bylaws, or adopt new bylaws. Notwithstanding any other provision of these Articles, no amendment to these Articles shall amend, alter, change or repeal any of the provisions of this Article, unless such amendment, alteration, change or repeal shall receive the affirmative vote of the holders of not less than seventy-five percent of all shares of stock of the Corporation entitled to vote at a meeting of shareholders, voting together as a single class.

                                   ARTICLE 13
                                  VOTE REQUIRED

         If, with respect to any action to be taken by the shareholders of the Corporation, any provisions of the Texas Business Corporation Act would, but for this Article 13, require the vote or concurrence of the holders of shares having more than a majority of the votes entitled to be voted thereon, or of any class or series thereof, the vote or concurrence of the holders of shares having only a majority of the votes entitled to be cast thereon, or of any class or series thereof, shall be required with respect to any such action.




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